UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of trustee nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of John Hancock Tax-Advantaged Dividend Income Fund (the “Fund”).  Western has filed a proxy statement with the SEC regading the Annual Meeting.

Item 1: On March 18, 2008, Western delivered the following letter to shareholders of the Fund:

WESTERN INVESTMENT LLC

Dear Fellow Shareholder:

We are seeking your support to elect two highly qualified and experienced nominees to the Board of Trustees of the John Hancock Tax-Advantaged Dividend Income Fund (the “Fund”).  We believe that the Fund’s upcoming Annual Meeting of Shareholders on March 31 is a crucial one for all shareholders.  Management of the Fund is doing its best to evade what we believe are the true issues in this election, and all of their letters and phone calls, which the shareholders of the Fund are paying for, are aimed at reelecting Trustees who have repeatedly failed to serve your best interests.

WE ARE GRATIFIED THAT GLASS, LEWIS & CO., ONE OF THE NATION’S LEADING INDEPENDENT PROXY VOTING ADVISORS, HAS RECOMMENDED THAT SHAREHOLDERS OF THE JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND VOTE ON THE WHITE WESTERN INVESTMENT PROXY FOR THE ELECTION OF ARTHUR D. LIPSON TO THE HTD BOARD OF TRUSTEES AT THE FUND’S MARCH 31, 2008 ANNUAL MEETING.

The Board’s job is to oversee the management of the Fund and to protect the assets you, the shareholders, have entrusted them with.  We are all paying them to see that all investors in the Fund are properly served and that the Fund’s assets are invested solely for the benefit of the shareholders.  We do not think they are doing their job, and as the largest investor in the Fund – as of the record date we held almost 2 million shares – we are doing something about it, but we need your help.  We believe that our efforts have already produced results, but there is more work yet to do.

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Management has claimed that our interest in the Fund is speculative, short-term, and somehow threatens the long-term success of the Fund. You should know that we have been investors in the Fund since shortly after its inception, and with almost 2 million shares, are currently its single largest shareholder.

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In our opinion, the real threat to the long-term success of the Fund is a boardroom packed with Trustees who receive a six-figure fee income from their service on the boards of other funds in the John Hancock fund family.  OUR NOMINEES ARE COMPLETELY INDEPENDENT OF JOHN HANCOCK AND ARE WILLING TO DO WHAT IT TAKES TO SEE THAT SHAREHOLDERS’ INTERESTS ARE HELD PARAMOUNT ON THE FUND’S BOARD.

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The problem of the Fund’s consistent and prolonged trading at a significant discount to its net asset value (NAV) is a problem for every Fund investor, and it has not been adequately addressed by the Board.  Any shareholder may at some time need or want to sell some or all of their shares.  When that time comes for you, will you have to accept a double-digit discount on the value of the assets behind your shares? We believe it is the Trustees’ fiduciary duty to see that the market fairly values those assets. ASSURING SHAREHOLDERS OF A FAIR PRICE FOR THEIR INVESTED ASSETS WHEN THEY NEED THEM SHOULD BE ONE OF THE BOARD’S PRIMARY AIMS.

It apparently is not.  The Fund has trailed the closed end fund universe in this critical regard for years!   That is why we have proposed independent Board candidates, with no allegiance to the Fund’s manager, John Hancock Advisers, LLC, or other John Hancock funds to hinder their decision-making. We believe that the substantial fees the Fund’s Trustees receive for service on the boards of the other John Hancock funds make them vulnerable to the Fund’s manager using its influence to maximize management fees rather than to increase value for shareholders. Many of the solutions to the discount problem are unpalatable to John Hancock Advisors because they necessarily involve decreasing the “assets under management” and materially reducing the fees they receive for management services.  Management’s own projections show that the increase in expenses shareholders might have to bear in a downsized fund are miniscule—a 25% reduction in assets under management would increase shareholder expenses by just two hundredths of a percent.  We believe that shareholders both need and deserve independent trustees in the boardroom to ensure that action is taken to have the market fairly value their investment—whether the Fund’s manager likes it or not.

There are a number of easily deployed strategies for eliminating the bulk of the discounting of the Fund’s assets without, as management has claimed, harming the Fund’s ongoing performance.  The managed distribution policy, put in place shortly after we announced our intentions, is a step in the right direction.  More is needed though.  A publicly announced program of disciplined open market share repurchases funded through the sale of Fund assets, set to go into effect whenever the discount reaches an unacceptable, pre-defined level and limited to a certain percentage of the trading volume, we believe would serve to benefit both holders wishing to sell, by limiting the discount, and holders remaining in the Fund by increasing the NAV.  Furthermore, the proceeds from the sale of assets freed up by this program could be used to repurchase the Fund’s preferred shares to provide some sorely needed liquidity to preferred shareholders and cut the Fund’s interest expense.  A recent New York Times article highlighting our strategy is enclosed for your review.  In fact, the New York Times states that “It certainly would be a happy ending to this mess if closed-end funds were forced to redeem the notes by selling holdings as [Western] suggests.”

With the Fund’s shares trading at double-digit discounts for most of its history, it should not be terribly complicated to find an acceptable set of solutions that benefits all shareholders.  We suggested a share buyback offer—misleadingly characterized by management as our only suggestion—as an illustration, not a platform.  What is required is the will, and an unconflicted voice for shareholders in the boardroom.  To that end, we are seeking TWO seats on a seven member board.  We are not seeking control of the Fund, but do believe that engaged, attentive and independent shareholder representation NOW is essential.

Remember, management benefits by increased management fees.  Shareholders benefit by elimination of the discount to NAV and improved stock performance.  Our interests are aligned with yours.

We are asking you  to vote the WHITE proxy at the March 31st Annual Meeting not to advance our own interests, but rather to see that the interests of all Fund shareholders are represented in the boardroom and protected from the Fund’s managers that, in this basic regard, have failed shareholders up to now.

Respectfully,

/s/ Arthur D. Lipson

Arthur D. Lipson
March 18, 2008	Western Investment LLC

IMPORTANT!
TIME IS SHORT.  VOTE YOUR WHITE PROXY TODAY
USING THE PHONE OR INTERNET:

IF YOU HAVE ALREADY RETURNED A GOLD PROXY TO THE FUND’S MANAGEMENT, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

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